Exhibit 10.25

CONFIDENTIAL

June 4, 2004

VIA OVERNIGHT MAIL

Mr. John F. Ritter

Office of Technology and Trademark Licensing

Princeton University

4 New South Building

P.O. Box 36

Princeton, NJ 08544

Re:           Clarification of UDC/GPEC Research and License Arrangements

Dear John,

Under the 2002 Amended Research Agreement between Universal Display Corporation (“UDC”) and Princeton University, and by extension the subcontract between Princeton University and the University of Southern California (“USC”), no other commercial entity can fund Dr. Stephen R. Forrest’s or Dr. Mark E. Thompson’s work in the area of thin film organic electronics for displays, lasers, lighting, organic tft's, organic memories and other thin-film organic devices, but not including thin film organic photovoltaic cells for solar energy conversion. Similarly, under the new 2004 Research Agreement between Global Photonic Energy Corporation (“GPEC”) and Princeton University, and by extension the subcontract between Princeton University and USC, no other commercial entity can fund Dr. Forrest’s or Dr. Thompson’s work in the area of organic photovoltaic cells for solar energy conversion.

It is agreed that an “organic photovoltaic cell for solar energy conversion,” also known as a photovoltaic (“PV”) device or solar cell, is a type of photosensitive optoelectronic device that is specifically used to generate electrical power. The attached definitions are to be used for further clarification of the differences between PV devices and other classes of photosensitive optoelectronic devices. As a general rule, a photovoltaic cell provides power to a circuit, device or equipment, but does not provide a signal or current to control detection circuitry. In contrasts, a photodetector or photoconductor provides a signal or current to control detection circuitry, or the output of information from the detection circuitry, or the output of information from the detection circuitry but does not provide power to the circuitry, device or equipment.

Based on the foregoing and in order to eliminate any confusion moving forward, it is agreed that all intellectual property developed following the date hereof based on work conducted by Dr. Forrest and/or Dr. Thompson or their research teams under the UDC 2002 Amended Research Agreement and/or the new GPEC 2004 Research Agreement will be exclusively licensed to UDC under the UDC License Agreement with Princeton University and USC, and/or through GPEC on fair and reasonable terms but at no added cost, in the area of thin film organic electronics for displays, lasers, lighting, organic tft’s, organic memories and other thin-film organic devices but not including thin film organic photovoltaic cells for solar energy conversion, as clarified in the attached definitions. Similarly, it is agreed that all intellectual property developed following the date hereof based on work conducted by Dr. Forrest and/or Dr. Thompson or their research teams under the new GPEC 2004 Research Agreement and/or the UDC 2002 Amended Research Agreement will be exclusively licensed to GPEC under the GPEC License Agreement with Princeton University and USC, and/or through UDC on fair and reasonable terms but at no added cost, in the area of organic photovoltaic cells for solar energy conversion, as clarified in the attached definitions. Consistent with the foregoing, Princeton University and/or USC shall inform both GPEC and UDC of their development under either or both research agreements of any intellectual property reasonably believed to have potential application in both areas.

375 Phillips Boulevard ● Ewing, NJ 08618 ● (609) 671-0980 ● Fax (609) 671-0995

CONFIDENTIAL

Mr. John F. Ritter

Princeton University

June 4, 2004

We trust that Princeton University, Dr. Forrest and Dr. Thompson concur with the views of UDC and GPEC expressed in this letter. If so, please acknowledge as such by having this letter signed in the appropriate spaces provided below and delivering a signed copy of this letter to each of us.

Sincerely yours,	Sincerely yours,

/s/ Steven V. Abramson	/s/ Aaron L. Wadell
Steven V. Abramson	Aaron L. Wadell
President	President
Universal Display Corporation	Global Photonic Energy Corporation

Acknowledged and agreed to on behalf of The Trustees of Princeton University:

By:	/s/ John F. Ritter	Date: 6/7/04
Name:	John F. Ritter
Title:	Director, OTL

Read and Understood by:

/s/ Stephen R. Forrest	Date: 6/4/04
Dr. Stephen R. Forrest

/s/ Mark E. Thompson	Date: 6/14/04
Dr. Mark E. Thompson

375 Phillips Boulevard ● Ewing, NJ 08618 ● (609) 671-0980 ● Fax (609) 671-0995

CONFIDENTIAL

Definitions

[0001]          Optoelectronic devices rely on the optical and electronic properties of materials to either produce or detect electromagnetic radiation electronically or to generate electricity from ambient electromagnetic radiation.

[0002]          Photosensitive optoelectronic devices convert electromagnetic radiation into electricity. Solar cells, also called Photovoltaic (PV) devices, are a type of photosensitive optoelectronic device that is specifically used to generate electrical power. PV devices, which may generate electrical energy from light sources other than sunlight, can be used to drive power consuming loads to provide, for example, lighting, heating, or to power electronic circuitry or devices such as calculators, radios, computers or remote monitoring or communications equipment. These power generation applications also often involve the charging of batteries or other energy storage devices so that operation may continue when direct illumination from the sun or other light sources is not available, or to balance the power output of the PV device with a specific application’s requirements. As used herein the term “resistive load” refers to any power consuming or storing circuit, device, equipment or system.

[0003]          Another type of photosensitive optoelectronic device is a photoconductor cell. In this function, signal detection circuitry monitors the resistance of the device to detect changes due to the absorption of light.

[0004]          Another type of photosensitive optoelectronic device is a photodetector. In operation a photodetector is used in conjunction with a current detecting circuit which measures the current generated when the photodetector is exposed to electromagnetic radiation and may have an applied bias voltage. A detecting circuit as described herein is capable of providing a bias voltage to a photodetector and measuring the electronic response of the photodetctor to electromagnetic radiation.

[0005]          These three classes of photosensitive optoelectronic devices may be characterized according to whether a rectifying junction as defined below is present and also according to whether the device is operated with an external applied voltage, also known as a bias or bias voltage. A photoconductor cell does not have a rectifying junction and is normally operated with a bias. A PV device has at least one rectifying junction and is operated with no bias. A photodetector has at least one rectifying junction and is usually but not always operated with a bias.

375 Phillips Boulevard ● Ewing, NJ 08618 ● (609) 671-0980 ● Fax (609) 671-0995